Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Michael Trevino
847-402-5600

Allstate Names Wilson President and COO

NORTHBROOK, Ill., May 19, 2005 – The Allstate Corporation today announced that Thomas J.  Wilson has been elected president and chief operating officer, effective June 1, 2005.  In this newly created position, Mr. Wilson will be responsible for all of Allstate’s insurance operations, including those of Allstate Protection and Allstate Financial.  Mr. Wilson will continue to report to Edward M. Liddy, chairman and CEO of The Allstate Corporation.

“This move will enable us to continue the momentum that has been demonstrated over the last several years with the implementation of our better, bigger and broader strategy,” Ed Liddy said in commenting on the announcement.  “We have been successful at driving profitable growth at both Allstate Protection and Allstate Financial.  Bringing the two organizations closer will help us focus on accelerating that progress, and give us greater opportunity to leverage the Allstate suite of insurance and financial products on behalf of Allstate’s customers. This approach further refines our delivery of an enhanced level of service to all our customers.”

Mr. Wilson is currently and will remain president of Allstate Protection, which combines the Allstate and Encompass property and casualty offerings through Allstate and Independent Agencies, respectively.  Since he assumed this position in October 2002, Allstate Protection has significantly increased its profitability and has begun to grow market share.

He was chairman and president of Allstate Financial from 1999 to 2002, where he spearheaded that business unit’s drive into the design and distribution of an expanded range of financial products aimed at meeting the retirement needs of Allstate customers.  Prior to his role at Allstate Financial, Mr. Wilson served as Allstate’s chief financial officer.  Mr. Wilson joined Allstate in 1995 from Sears, Roebuck and Co., where he had been vice president of strategy and analysis, responsible for strategic planning, financial planning and analysis, and special projects for the corporation.

Prior to Sears, he was managing director of mergers and acquisitions at Dean Witter Reynolds, and also held various financial positions at Amoco Corporation.

Mr. Wilson, who is 47, is a board member of Rush Presbyterian-St. Luke’s Medical Center and Francis W. Parker School. He holds a master of management degree from Northwestern University’s J.L. Kellogg Graduate School of Management and a bachelor of science degree in business administration from the University of Michigan.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 13,600 exclusive agencies and financial professionals in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group provides life and supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

# # #